AB Bond Fund Inc.
		Exhibit 77M
-- High Yield Portfolio
811-02383


	On July 27 2016 AB High Yield Portfolio High
Yield a series of AB Bond Fund Inc. ABF acquired the assets and liabilities the Acquisition of AB Pooling
Portfolios - AB High Yield Portfolio Pooling Portfolio.
The Board of Directors of ABF approved the Acquisition on May 5 2016. The related Plan of
Acquisition and Liquidation is attached hereto as
Exhibit 77Q1.

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